Prospectus Supplement filed under Rule 424(b)(3)
                                                     Registration No. 333-82368




                              Prospectus Supplement
                               Dated May 24, 2002

         The Prospectus dated May 15, 2002 relating to the offer for resale of up to $701,960,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s Zero-Coupon Convertible Senior Notes Due 2021, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling
Securityholders" table in the Prospectus Supplement dated May 16, 2002:

                                                               Principal Amount
                                                                of Registered
                                 Selling Securityholders            Notes
--------------------------------------------------------------  ----------------
Allstate Insurance Company(1)...............................      $1,000,000

Allstate Life Insurance Company(1)..........................      $5,250,000

         Total of Above.....................................      $6,250,000

              The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Gaia Offshore Master Fund Ltd. is increased from $6,500,000 to $8,750,000, the principal amount of registered notes held by Lyxor Master Fund is increased from $1,000,000 to $1,250,000, the principal amount of registered notes held by Aristeia Trading LLC is increased from $3,600,000 to $4,675,000 and the principal amount of registered notes held by Aristeia International Limited is increased from $13,340,000 to $16,740,000.



1    This selling securityholder is an affiliate of a broker-dealer.